As filed with the United States Securities and Exchange Commission on December 14, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMECO CORPORATION
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or Organization)	(IRS Employer Identification No.)
2121 — 11th Street West
Saskatoon, Saskatchewan, Canada S7M 1J3
(306) 956-6200
(Address of Registrant’s Principal Executive Offices and telephone number)

Cameco Corporation Employee Share Ownership Plan
for Employees of Non-Canadian Participating Affiliates
(Full title of the plans)

Fletcher Newton
Power Resources, Inc.
141 Union Boulevard, Suite 330
Lakewood, Colorado 80228
(720) 917-0112
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Sandra W. Cohen, Esq.	Gary M.S. Chad, Esq.
Osler, Hoskin & Harcourt LLP	Corporate Secretary
1221 Avenue of the Americas, 26th Floor	Cameco Corporation
New York, New York 10020	2121 — 11th Street West
(212) 907-0508	Saskatoon, Saskatchewan
Canada S7M 1J3
(306) 956-6303
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share	Price	Fee

Common Shares, no par value	125,000	$39.00 (2)	$4,876,000 (2)	$521.63

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding Common Shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.

(2)	The estimated exercise price of $39.00 per share was computed in accordance with Rule 457(c) under the Securities Act by averaging the high and low sales prices of Cameco Corporation Common Shares as quoted on The New York Stock Exchange on December 11, 2006.

EXPLANATORY NOTE
     This registration statement registers Common Shares, no par value (the “Common Shares”), of Cameco Corporation, a corporation organized under the laws of Canada (the “Company”), issuable under the Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan, covered by this Registration Statement, in accordance with Form S-8 and Rule 428 (b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents filed with the Commission by the Company, pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
     (a) the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2005, filed with the Commission on March 17, 2006;
     (b) each of the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on April 7, 2006, April 11, 2006, April 13, 2006, April 14, 2006, May 1, 2006, June 14, 2006, June 16, 2006, June 20, 2006, July 18, 2006; July 19, 2006, July 28, 2006, September 6, 2006, September 25, 2006, October 23, 2006, November 1, 2006, November 13, 2006, November 21, 2006, November 24, 2006; December 7, 2006; and December 13, 2006.
     (c) the description of the Company’s Common Shares contained in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2005 (under the heading “Description of Securities”) as filed with the Commission on March 17, 2006.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities registered hereby have been sold or which deregisters such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge to participants by contacting Gary M.S. Chad, Esq. Corporate Secretary, Cameco Corporation 2121 — 11th Street West, Saskatoon, Saskatchewan Canada S7M 1J3.
Item 4. Description of Securities.
     The Company’s Common Shares are registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Canada Business Corporations Act provides as of right that, in general, an officer or director, as such, shall be entitled to indemnity if (i) he was not judged by a court or competent authority to have committed any fault or omitted to do anything he ought to have done, (ii) he acted honestly and in good faith with a view to the best interests of the corporation and (iii) where a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. However, under the Canada Business Corporations Act, no officer or director of the Company may be indemnified with respect to any security holder’s derivative action brought pursuant to such Act unless a court of competent jurisdiction has approved the terms of such indemnification.
     The By-laws of the Company generally provide that the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or another individual who acts at the Company’s request as a director or officer of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgement, reasonably incurred in respect of any civil, criminal, investigative, administrative or other action in which the individual is involved as a result of being or having been a director or officer, or both, of the Company, or by reason of having being or having been, at the request for the Company, a director or officer, or both, of another entity, in each case to the extent permitted by applicable law and subject to the further conditions described below. Such indemnity is only available if the person claiming the indemnity acted honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the person claiming the indemnity had reasonable grounds for believing that the conduct in question was lawful.
     The Company maintains directors and officers liability insurance in the amount of $150 million (Canadian) for the benefit of directors and officers of the Company. The policy contains a number of exclusions and limitations to the coverage provided, as a result of which the Company may, under certain circumstances, be obligated to indemnify its directors or officers for certain claims which do not fall within the coverage provided under the policy.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference:

Exhibit No.	Description of Exhibit

4.1	Cameco Corporation Articles of Incorporation and Amendments (1)

4.2	Cameco Corporation Bylaws No. 5 and No. 6 (1)

4.3	Specimen of Common Share Certificate (2)

23.1	Consent of KPMG LLP (2)

24.1	Power of Attorney (included on the signature page hereto) (2)

(1)	Filed as an exhibit to the Report of Foreign Private Issuer on Form 6-K, filed by the Company with the Commission on March 14, 2005.

(2)	Filed herewith.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in the City of Saskatoon, in the Province of Saskatchewan, on this 14th day of December, 2006.

Cameco Corporation

By:
/s/ Gerald W. Grandey

Gerald W. Grandey
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, in the Province of Saskatchewan, on this 14th day of December, 2006.

Cameco Corporation Employee Share Ownership Plan

By:
/s/ Rita Mirwald

Rita Mirwald
Senior Vice-President, Corporate Services
Cameco Corporation, on behalf of the Plan
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Form S-8, solely in the capacity of the duly authorized representative of the registrant in the United States, in the City of Lakewood, State of Colorado, on the 14th day of December, 2006.

By:	/s/ Fletcher Newton
Fletcher Newton

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O. Kim Goheen, Gary M.S. Chad, Esq. and Rita Mirwald, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 14th day of December, 2006.

Signature	Title	Date

/s/ Gerald W. Grandey	President and Chief Executive Officer and Director	December 14, 2006

Gerald W. Grandey	(principal executive officer)

/s/ O. Kim Goheen	Senior Vice President and Chief Financial Officer	December 14, 2006

O. Kim Goheen	(principal financial and accounting officer)

/s/ John Auston	Director	December 14, 2006

John S. Auston

/s/ Joe Colvin	Director	December 14, 2006

Joe F. Colvin

/s/ Harry D. Cook	Director	December 14, 2006

Harry D. Cook

/s/ James R. Curtiss	Director	December 14, 2006

James R. Curtiss

/s/ G.S. Dembroski	Director	December 14, 2006

George S. Dembroski

/s/ N.E. Hopkins	Director	December 14, 2006

Nancy E. Hopkins

/s/ Oyvind Hushovd	Director	December 14, 2006

Oyvind Hushovd

/s/ J.W. George Ivany	Director	December 14, 2006

Dr. J.W. George Ivany

/s/ Neil McMillan	Director	December 14, 2006

A. Neil McMillan

/s/ Robert Peterson	Director	December 14, 2006

Robert W. Peterson

/s/ V.J. Zaleschuk	Director	December 14, 2006

Victor J. Zaleschuk

/s/ John. H. Clappison	Director	December 14, 2006

John H. Clappison

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.3	Specimen of Common Share Certificate.

23.1	Consent of KPMG LLP.

24.1	Power of Attorney (included on the signature page hereto).